Exhibit 99.1

Viasat Announces First Quarter Fiscal Year 2020 Results

—	Strong first quarter fiscal year 2020 performance with a year-over-year revenue increase of 22%, net loss decrease of 66% and Adjusted EBITDA growth of 115%

—	Satellite Services segment achieved a new segment revenue high of $196.8 million

—	Government Systems segment grew year-over-year revenues by 37% to $261.2 million

—	Continued progress on early entry global expansion investments

CARLSBAD, Calif., August 8, 2019 – Viasat Inc. (NASDAQ: VSAT), a global communications company, today announced financial results for the fiscal first quarter ended June 30, 2019.

“We’re very pleased to report a robust start to fiscal year 2020,” said Mark Dankberg, Viasat chairman and CEO. “Our fiscal year 2020 financial outlook benefits from, and builds on, the momentum from a record fiscal year 2019. Broadband satellite services set quarterly records powered by sustained demand for higher value residential service plans, and 76% year-over-year growth in active commercial aircraft using our in-flight connectivity systems. Broadband service revenue also continues to diversify, boosted by growth in nascent vertical markets and geographic expansion. Government systems revenues jumped 37% compared to last year, and maintains a compelling growth outlook for products and services with robust new contracts and delivery order agreements. Company-wide Adjusted EBITDA of $96.8 million, up 115% compared to the same quarter last year, yielded lower net leverage even as capital investments in the ViaSat-3 network continued apace. We’re augmenting investments in ViaSat-3 space and ground infrastructure with prudent early market entry strategies that we believe create long-term global growth opportunities beyond the regional surge we’re enjoying now catalyzed by ViaSat-2.”

Financial Results
(In millions, except per share data)	Q1 FY20	Q1 FY19	Year- Over-Year Change
Revenues	$537.0	$438.9	22%
Net loss[1]	($11.5)	($34.0)	-66%
Non-GAAP net income (loss)[1]	$6.4	($17.5)	*
Adjusted EBITDA	$96.8	$45.0	115%
Diluted per share net loss[1]	($0.19)	($0.57)	-67%
Non-GAAP diluted per share net income (loss)[1]	$0.10	($0.30)	*
Fully diluted weighted average shares[2]	60.9	59.2	3%
New contract awards[3]	$505.8	$569.7	-11%
Sales backlog[4]	$1,839.8	$1,629.3	13%

Segment Results
(In millions)	Q1 FY20	Q1 FY19	Year- Over-Year Change
Satellite Services
New contract awards[3]	$192.0	$153.5	25%
Revenues	$196.8	$153.6	28%
Operating loss[5]	($2.1)	($29.9)	-93%
Adjusted EBITDA	$67.1	$34.3	96%
Commercial Networks
New contract awards	$99.0	$114.1	-13%
Revenues	$79.0	$95.1	-17%
Operating loss[5]	($49.9)	($47.0)	6%
Adjusted EBITDA	($35.2)	($32.7)	7%
Government Systems
New contract awards	$214.8	$302.1	-29%
Revenues	$261.2	$190.2	37%
Operating profit[5]	$45.9	$24.9	84%
Adjusted EBITDA	$64.9	$43.5	49%

[1]	Attributable to Viasat, Inc. common stockholders.
[2]

As the three months ended June 30, 2019 and 2018 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

[3]	Awards exclude future revenue under recurring consumer commitment arrangements.
[4]

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our satellite services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively.

[5]	Before corporate and amortization of acquired intangible assets.
*	Percentage not meaningful.

Satellite Services

In the first quarter of fiscal year 2020, Viasat’s Satellite Services segment achieved its sixth sequential quarter of revenue growth, setting a record high of $196.8 million. This reflected gains of 28% year-over-year and 4% sequentially. Key trends for the quarter include: Average Revenue Per User (ARPU) growth resulting from higher value residential and enterprise plans, driving record U.S. fixed broadband revenues; record revenues in commercial in-flight connectivity (IFC) as in-service aircraft increased 76% year-over-year and in-flight services expanded; and international growth in fixed residential service, expanded Community Wi-Fi hotspots and enterprise services. Year-over-year, new contract awards increased 25% to $192.0 million, segment operating loss decreased by 93% to $2.1 million and Adjusted EBITDA increased by 96% to $67.1 million, as existing fixed broadband and commercial in-flight services businesses scaled efficiently, alongside investments in global broadband businesses. Highlights for the quarter include:

•	Fixed broadband services

•

U.S. residential fixed broadband ARPU reached a record $84.26 for the first quarter of fiscal year 2020, an increase of about 16% year-over-year. At the end of the quarter there were 587,000 U.S. fixed broadband subscribers, a small sequential increase.

•

Viasat’s enterprise internet service expanded into new territories including Puerto Rico and the U.S. Virgin Islands. The Company also introduced its Viasat Business Hotspot service, a service that allows small and medium businesses to partition their business internet operations from customer activity such as free, in-store Wi-Fi.

•

In Mexico, at quarter end, Viasat’s Community Wi-Fi hotspot service was available to over 1.7 million people, with almost 2,000 more Community Wi-Fi hotspot sites deployed as compared to the same quarter last year.

•

In Brazil, Viasat and partner Telebras deployed thousands of Governo Eletrônico - Serviço de Atendimento ao Cidadão (GESAC) sites to-date, with the goal of reaching 15,000 sites by the end of 2019. In May 2019, the Brazilian Federal Court of Accounts (TCU) approved the Viasat-Telebras contract, enabling Viasat to offer broadband connectivity in additional markets including residential, enterprise, aviation and Community Wi-Fi hotspots.

•	In-flight connectivity services

•

At the close of the first quarter of fiscal year 2020, Viasat served 1,335 active commercial aircraft – up 76% year-over-year, and expects to install its IFC equipment on approximately 510 additional commercial aircraft under existing contracts.

•

Viasat signed an agreement with China Satcom in April 2019, aimed at laying the groundwork for entry into the China aviation market and extending roaming over China for Viasat global commercial aviation customers.

•

The partnership with Teledyne Controls LLC announced in June 2019 will enable Viasat to offer commercial airlines new services to modernize flight deck communications, flight tracking abilities and real-time aircraft monitoring.

•

Viasat and United Airlines continued to expand their relationship, with Viasat serving as the direct in-flight internet service provider, delivering in-flight entertainment and connectivity services to an additional 58 planned aircraft within the United fleet. The agreement brings new aircraft onto the latest Viasat IFC kit, and is in addition to the announcement Viasat and United made in February 2019, focused on 34 A319 aircraft.

•

Subsequent to end of the first quarter of fiscal year 2020, Viasat was selected by JetBlue to provide IFC equipment and in-flight internet service on the airline’s new fleet of 70 Airbus A220-300 aircraft, with an option for 50 additional aircraft. The agreement enables expanded IFC experiences on this new aircraft type.

Commercial Networks

For the first quarter of fiscal year 2020, Viasat’s Commercial Networks segment revenues decreased 17% year-over-year, as IFC terminal deliveries returned to more normalized levels, following accelerated American Airlines deliveries in fiscal year 2019. On a sequential basis, the Company grew expected IFC terminal orders under existing contracts at quarter end by 4% to approximately 510 IFC terminals, and advanced global market expansion opportunities. Segment operating loss was higher and Adjusted EBITDA was lower for the first quarter of fiscal year 2020 compared to the same period last year primarily as a result of the expected reduction in IFC terminal deliveries. Highlights for the quarter include:

•	Progress made on adapting and certifying Viasat’s second-generation Ku-/Ka-band hybrid terminal for the global commercial aviation wide-body market.

•	Viasat received Supplemental Type Certificate approval from the Federal Aviation Administration for its Ka-band IFC system, the Global Aero Terminal 5510, on super midsize cabin business jets.

•	Viasat announced an 18-inch Ka-band IFC antenna system for government and business aviation customers, expanding Viasat’s target market.

•

Viasat and Arianespace agreed to modify their initial ViaSat-3 satellite launch contract, enabling one of the ViaSat-3 satellites to launch aboard an Ariane 64. Finalizing this contract amendment will complete Viasat’s launch strategy, designed to reduce launch schedule risk for all of the ViaSat-3 spacecraft through launch vehicle diversity and integrated launch planning.

•

Viasat continued to expand its Real-Time Earth (RTE) network, partnering with the Centre for Appropriate Technology Ltd and Indigenous Business Australia to build a RTE ground station in Australia. The Company also achieved a major milestone by providing ground station service support to General Atomics Electromagnetic Systems’ Orbital Test Bed satellite after its successful launch on a SpaceX Falcon Heavy rocket on June 25, 2019.

Government Systems

Viasat’s Government Systems segment revenues for the first quarter of fiscal year 2020 were $261.2 million, an increase of 37% year-over-year with very strong performances reported across the segment’s product lines. Operating profit increased 84% to $45.9 million and Adjusted EBITDA increased 49% to $64.9 million, compared to the prior year period, primarily due to higher top line revenues and lower research and development expenses. Highlights for the quarter include:

•

First quarter fiscal year 2020 segment backlog was $879.0 million, $100.3 million higher than the prior year period. Backlog excludes the unexercised ceiling on Indefinite Delivery/Indefinite Quantity (IDIQ) contracts.

•

In May 2019, Viasat received a General Services Administration IDIQ contract with a $450.0 million ceiling to support rapid migration of command, control, communications and computers/cyber capability best practices for U.S. Special Operations Forces and U.S. General Purpose Forces.

•

At the end of the first quarter fiscal year 2020, Viasat held over $1 billion of un-awarded value under existing IDIQ contracts in addition to $504.2 million in remaining customer options under the Company’s AMSS III contract for in-flight broadband and connectivity services to senior leader governmental aircraft. IDIQ contracts typically facilitate timely sales, including Viasat’s Non-Developmental Items products and services, which often fulfill operational needs not met by other government programs. The Company believes these contracts are good indicators of demand, and expects to convert these contracts into revenue over their contract periods.

•

The Company was awarded a contract by the Administrator of the Space Enterprise Consortium, under the Air Force Research Laboratory Space Vehicles XVI program to deliver and test the first-ever Link 16-capable low earth orbit (LEO) spacecraft prototype.

•

Viasat’s Commercial Broadband Modem-400 (CBM-400) became the first-ever software-defined modem to successfully complete the Army Forces Strategic Command certification process, enabling it to operate on the Wideband Global Satellite communications network.

•

Viasat announced it successfully integrated concurrent multiple reception advancements into its extensive line of next-generation Link 16 products—ahead of emerging government requirements—to accelerate warfighters’ assured access to mission-critical information when using Link 16 communications—regardless of location (air, land or sea) or platform (aircraft, ground vehicle, ship or dismount).

Conference Call

Viasat will host a conference call to discuss the first quarter fiscal year 2020 results. Details follow:

DATE/TIME:	Thursday, August 8, 2019 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:

Available from 8:00 p.m. Eastern Time on Thursday, August 8 until 11:59 p.m. Eastern Time on Friday, August 9 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 9387634.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 30 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2020 and beyond; satellite construction and launch activities; the expected completion, performance, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; international expansion plans, including in Australia, Brazil and China; the number of GESAC sites expected to be deployed by the end of 2019; the number of IFC systems expected to be installed under existing contracts with commercial airlines; and the impacts of new contracts entered into with, and the roll-out, ramp-up and uptake of products and services by, and services to be offered by, our airline partners and other customers; and receipt of awards under existing IDIQ contracts and the conversion of IDIQ contracts and contracts with unexercised options into additional sales and revenue. Readers are cautioned that actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to realize the anticipated benefits of our acquisitions or strategic partnering arrangements; our ability to successfully develop, introduce and sell new technologies, products and services; the number of purchase orders that are submitted and accepted for the installation of IFC systems with respect to aircraft under contract; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell products and services; orbital arc congestion affecting availability of Ka-band spectrum; the effect of changes in the way Ka-band spectrum is used by others; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

Use of Non-GAAP Financial Information

To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to Viasat Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2019 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended
	June 30, 2019	June 30, 2018

Revenues:
Product revenues	$263,615	$218,129
Service revenues	273,422	220,740

Total revenues	537,037	438,869

Operating expenses:
Cost of product revenues	196,940	173,448
Cost of service revenues	187,519	171,432
Selling, general and administrative	125,132	112,642
Independent research and development	33,474	33,373
Amortization of acquired intangible assets	2,037	2,453

Loss from operations	(8,065)	(54,479)
Interest expense, net	(10,249)	(11,288)

Loss before income taxes	(18,314)	(65,767)
Benefit from income taxes	7,210	29,205
Equity in income of unconsolidated affiliate, net	1,367	1,065

Net loss	(9,737)	(35,497)
Less: net income (loss) attributable to noncontrolling interests, net of tax	1,731	(1,487)

Net loss attributable to Viasat Inc.	$(11,468)	$(34,010)

Diluted net loss per share attributable to Viasat Inc. common stockholders	$(0.19)	$(0.57)

Diluted common equivalent shares	60,917	59,208

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)	Three months ended
	June 30, 2019	June 30, 2018

GAAP net loss attributable to Viasat Inc.	$(11,468)	$(34,010)
Amortization of acquired intangible assets	2,037	2,453
Stock-based compensation expense	21,227	19,126
Income tax effect (1)	(5,418)	(5,045)

Non-GAAP net income (loss) attributable to Viasat Inc.	$6,378	$(17,476)

Non-GAAP diluted net income (loss) per share attributable to Viasat Inc. common stockholders	$0.10	$(0.30)

Diluted common equivalent shares	60,917	59,208

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended
	June 30, 2019	June 30, 2018

GAAP net loss attributable to Viasat Inc.	$(11,468)	$(34,010)
Benefit from income taxes	(7,210)	(29,205)
Interest expense, net	10,249	11,288
Depreciation and amortization	84,012	77,797
Stock-based compensation expense	21,227	19,126

Adjusted EBITDA	$96,810	$44,996

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended June 30, 2019				Three months ended June 30, 2018
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(2,070)	$(49,861)	$45,903	$(6,028)	$(29,936)	$(47,008)	$24,918	$(52,026)
Depreciation (2)	53,594	5,519	9,689	68,802	50,010	5,493	8,290	63,793
Stock-based compensation expense	6,487	7,388	7,352	21,227	5,293	7,106	6,727	19,126
Other amortization	7,709	1,798	3,666	13,173	6,909	1,667	2,975	11,551
Equity in income of unconsolidated affiliate, net	1,367	-	-	1,367	1,065	-	-	1,065
Noncontrolling interests	-	-	(1,731)	(1,731)	924	-	563	1,487

Adjusted EBITDA	$67,087	$(35,156)	$64,879	$96,810	$34,265	$(32,742)	$43,473	$44,996

(2)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

Assets	As of June 30, 2019	As of March 31, 2019	Liabilities and Equity	As of June 30, 2019	As of March 31, 2019

Current assets:			Current liabilities:
Cash and cash equivalents	$129,883	$261,701	Accounts payable	$145,544	$157,275
Accounts receivable, net	303,619	300,307	Accrued and other liabilities **	324,885	308,268
Inventories	263,833	234,518	Current portion of long-term debt	19,652	19,937

Prepaid expenses and other current assets	106,847	90,646	Total current liabilities	490,081	485,480

Total current assets	804,182	887,172	Senior notes	1,283,746	1,282,898
			Other long-term debt	99,210	110,005
			Non-current operating lease liabilities **	297,867	-
Property, equipment and satellites, net	2,216,045	2,125,290	Other liabilities	118,090	120,826

Operating lease right-of-use assets **	320,227	-	Total liabilities	2,288,994	1,999,209

Other acquired intangible assets, net	20,354	22,301	Total Viasat Inc. stockholders’ equity	1,963,231	1,907,748
Goodwill	121,615	121,719	Noncontrolling interest in subsidiary	10,061	8,330

Other assets	779,863	758,805	Total equity	1,973,292	1,916,078

Total assets	$4,262,286	$3,915,287	Total liabilities and equity	$4,262,286	$3,915,287

**	The balances as of June 30, 2019 reflect the Company’s adoption of Accounting Standards Update 2016-02, Leases, commonly referred to as ASC 842.

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Viasat, Inc. Contacts:

Chris Phillips, Corporate Communications and Public Relations, +1 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, +1 760-476-2633, IR@viasat.com